Exhibit 99.6

Schedule 5

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Quarter Ended December 31

(unaudited)

(dollars in thousands, except per share amounts)

	2005	2004
Regulated Businesses

Net Income	$72,656	$84,830

Earnings Per Share - diluted	$0.36	$0.45

Operational Statistics:
Electric Retail MWh Sales and Transportation	13,195,097	12,546,022
Gas Retail Mcf Sales and Transportation	27,659,249	26,195,228
Electric Customers (End of Period)	1,580,299	1,566,693
Gas Customers (End of Period)	513,723	511,123

Commercial Businesses

Net Income	$119,706	$52,519

Earnings Per Share - diluted	$0.61	$0.29

Operational Statistics:
Electricity Trading Volumes (MWhs)	45,634,940	48,780,860
Physical and Financial Gas Trading (Bcf/d)	34.2	53.9

Power Technology & Infrastructure Services

Net Income	$(2,709)	$9,078

Earnings Per Share - diluted	$(0.02)	$0.05

For 2004, the Regulated and Commercial segments have each been restated from prior presentations to reflect the reclassification of PSI’s off-system sales from the Commercial Businesses to the Regulated Businesses.